EXHIBIT 77Q2
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During the Trust's fiscal year, James E. Masur inadvertently failed to file a timely SEC Form 3 after becoming Babson's Chief Financial Officer, Comptroller and Managing Director. Babson's Compliance Department informed Mr. Masur that he had failed to file his SEC Form 3 on January 14, 2004, and he subsequently filed such Form on January 15, 2004.